The information in this Preliminary Terms Supplement is not complete and may be changed. We may not sell these Notes until the Final Terms Supplement, the Prospectus Supplement, the accompanying Product Supplement and the Prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Notes, and we are not soliciting offers to buy these Notes, in any state where the offer or sale is not permitted.

Subject to Completion
Dated March 19, 2020 PRELIMINARY TERMS SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-225551

Preliminary Terms Supplement

UBS AG Trigger Yield Optimization Notes

UBS AG $ Notes Linked to the shares of The Financial Select Sector SPDR® Fund due on or about March 24, 2021

Indicative Terms

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to the initial price of the underlying asset.
Principal Amount per Note	Equal to the initial price of the underlying asset.
Term	Approximately 12 months.
Underlying Asset	The shares of The Financial Select Sector SPDR® Fund
Coupon Payments

UBS AG will pay interest on the principal amount of the Notes on the coupon payment dates; provided that, if any coupon payment date would otherwise fall on a date which is not a business day, the relevant coupon payment date will be the first following day which is a business day unless that day falls in the next calendar month, in which case the relevant coupon payment date will be the first preceding day which is a business day. Each payment of interest due on a coupon payment date or on the maturity date, as the case may be, will include interest accrued from the last unadjusted coupon payment date to which interest has been paid or made available for payment (or the settlement date in the case of the first coupon payment date) to the relevant unadjusted coupon payment date.

UBS will compute interest on the Notes on the basis of a 360-day year of twelve 30-day months. If the maturity date is postponed beyond the originally scheduled maturity date because that day is not a trading day or due to the occurrence of a market disruption event on the final valuation date, interest will cease to accrue on the originally scheduled maturity date. The table below sets forth each coupon payment date and a hypothetical coupon for the Notes. The table below assumes a coupon rate of 9.47% per annum. The actual coupon rate will be set at the time the trade is placed on the trade date. Amounts in the table below may have been rounded for ease of analysis.

Coupon Payment Date*	Coupon Payment (per Note)
April 23, 2020	0.7889%

May 26, 2020	0.7889%

June 23, 2020	0.7889%

July 23, 2020	0.7889%

August 24, 2020	0.7889%

September 23, 2020	0.7889%

October 23, 2020	0.7889%

November 23, 2020	0.7889%

December 23, 2020	0.7889%

January 25, 2021	0.7889%

February 23, 2021	0.7889%

March 24, 2021	0.8156%

*The record date for coupon payment will be one business day preceding the coupon payment date.

Coupon Rate	The Notes will bear interest at a rate of 9.47% - 11.43% per annum. The actual coupon rate will be set at the time the trade is placed on the trade date.
Total Coupon Payable	9.49% - 11.45%
Payment at Maturity (per Note)

If the final price of the underlying asset is equal to or greater than the trigger price, we will pay you an amount in cash at maturity equal to your principal amount.

If the final price of the underlying asset is below the trigger price, we will pay you for each Note you own an amount in cash at maturity equal to the product of (i) the final price of the underlying asset, multiplied by (ii) the share factor (subject to adjustment as described below). In this scenario, the cash payment you receive will be significantly less than your principal amount and may be zero.

Closing Price

On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying asset during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price

The closing price of the underlying asset on the trade date, as determined by the calculation agent and as may be adjusted in the case of certain corporate events, as described in the accompanying product supplement.

Trigger Price

60.00% of the initial price of the underlying asset, as determined by the calculation agent and as may be adjusted in the case of certain corporate events, as described in the accompanying product supplement.

Final Price

The closing price of the underlying asset on the final valuation date, as determined by the calculation agent and subject to adjustments in the case of certain corporate events, as described in the accompanying product supplement.

Share Factor

The share factor is initially set equal to one. The share factor will be subject to adjustments in the case of certain corporate events as described in the accompanying product supplement under "General Terms of the Securities -- Antidilution Adjustments for Securities Linked to an Underlying Asset or Equity Basket Asset", provided that references to "share delivery amount" therein shall mean the share factor.

Trade Date	March 19, 2020
Settlement Date	March 23, 2020
Final Valuation Date	March 19, 2021. The final valuation date may be subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.
Maturity Date	March 24, 2021. The maturity date may be subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.
CUSIP	[]
ISIN	[]
Valoren	[]

The estimated initial value based on an issuance size of approximately $100,000 of the Notes as of the trade date is expected to be between 91.04% and 93.54% of the issue price to the public for Notes linked to the underlying asset. The range of the estimated initial value of the Notes was determined on the date of this preliminary terms supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this preliminary terms supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” in this preliminary terms supplement, under "Key Risks" beginning on page 6 of the prospectus supplement and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this preliminary terms supplement, the previously delivered prospectus supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

See "Additional Information about UBS and the Notes" on page 4. The Notes we are offering will have the terms set forth in the Prospectus Supplement dated November 1, 2018 relating to the Notes, the accompanying product supplement, the accompanying prospectus and this preliminary terms supplement.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note

Notes linked to the shares of The Financial Select Sector SPDR® Fund	$100%	$2.00%	$98.00%

UBS Financial Services Inc.

UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering for which this preliminary terms supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC web site at www.sec.gov as follows:

•	Prospectus Supplement dated November 1, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000091412118002120/ub46175273-424b2.htm
•	Market Linked Securities product supplement dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm
•	Prospectus dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. In this document, "Trigger Yield Optimization Notes" or the "Notes" refer to the Notes that are offered hereby. Also, references to "prospectus supplement" mean the UBS prospectus supplement dated November 1, 2018, references to "Market-Linked Securities product supplement" mean the UBS product supplement, dated October 31, 2018, relating to the Notes generally and references to the "accompanying prospectus" mean the UBS prospectus titled, "Debt Securities and Warrants", dated October 31, 2018.

This preliminary terms supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here and are comparable to the corresponding risks discussed in the "Key Risks" section of the prospectus supplement, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the "Risk Factors" section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

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Risk of loss at maturity - The Notes differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying asset is equal to or greater than the trigger price and only at maturity. If the final price of the underlying asset is below the trigger price, UBS will pay you an amount in cash at maturity equal to the final price of the underlying asset for each Note that you own (subject to adjustments as described in the accompanying product supplement), which will be significantly less than your principal amount and may be zero.

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Higher coupon rates are generally associated with a greater risk of loss - Greater expected volatility with respect to the Note’s underlying asset reflects a higher expectation as of the trade date that the price of the underlying asset could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, the underlying asset’s volatility can change significantly over the term of the Notes and the price of the underlying asset for your Note could fall sharply, which could result in a significant loss of principal.

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The contingent repayment of your principal applies only at maturity - You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current underlying asset price is equal to or greater than the trigger price at that time.

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Your return on the Notes is limited to the coupons paid on the Notes - You will not participate in any appreciation of the underlying asset and your return on the Notes will be limited to the coupon payments. If the closing price of the underlying asset on the final valuation date is equal to or greater than the trigger price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying asset even though you risked being subject to the decline in the price of the underlying asset. If the closing price of the underlying asset on the final valuation date is less than the trigger price, UBS will pay you an amount in cash at maturity equal to the final price of the underlying asset for each Note you own (subject to adjustments as described in the accompanying product supplement), which will be significantly less than your principal amount and may be zero. Any payment at maturity will be unaffected by any appreciation or decline in the price of the underlying asset after the final valuation date. Therefore, your return on the Notes is limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying asset.

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Greater expected volatility generally indicates an increased risk of loss at maturity - “Volatility” refers to the frequency and magnitude of changes in the price of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of the trade date that the final price of the underlying asset could be less than the trigger price and, as a consequence, indicates an increased risk of loss. However, the underlying asset’s volatility can change significantly over the term of the Notes, and a relatively lower trigger price may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.

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Credit risk of UBS - The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

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Market risk - The price of the underlying asset can rise or fall sharply due to factors specific to that underlying asset and (i) in the case of common stock or American depositary receipts, its issuer (the "underlying asset issuer") or (ii) in the case of an exchange traded fund, the securities, futures contracts or physical commodities constituting the assets of that underlying asset. These factors include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying asset issuer and the underlying asset for your Notes. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.

•	Fair value considerations.

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The issue price you pay for the Notes will exceed their estimated initial value - The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final terms supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying asset, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

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The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value - The value of your Notes at any time will vary based on many factors, including the factors described above and in “Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date - We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to pricing the Notes on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

•	Limited or no secondary market and secondary market price considerations.
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There may be little or no secondary market for the Notes - The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements - For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets for the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of Notes prior to maturity - The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying asset; the volatility of the underlying asset; the dividend rate paid on the underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices - All other things being equal, the use of the internal funding rates described above under “- Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

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Owning the Notes is not the same as owning the underlying asset - The return on your Notes may not reflect the return you would realize if you actually owned the underlying asset. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying asset, and you will not participate in any appreciation of the underlying asset, over the term of the Notes. Furthermore, the underlying asset may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

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No assurance that the investment view implicit in the Notes will be successful - It is impossible to predict whether and the extent to which the price of the underlying asset will rise or fall. There can be no assurance that the underlying asset price will not rise by more than the coupons paid on the Notes or will not close below the trigger price on the final valuation date. The price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuer. You should be willing to accept the risks of owning equities in general and the underlying asset in particular, and the risk of losing a significant portion or all of your initial investment.

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There is no affiliation between the underlying asset issuer, or for Notes linked to exchange traded funds, the issuers of the constituent stocks comprising the underlying asset (the "underlying asset constituent stock issuers"), and UBS, and UBS is not responsible for any disclosure by such issuer(s) - We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer or, if applicable, any underlying asset constituent stock issuers. However, we are not affiliated with the underlying asset issuer or any underlying asset constituent stock issuers and are not responsible for such issuer's public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should make your own investigation into the underlying asset issuer or, if applicable, each underlying asset constituent stock issuer. Neither the underlying asset issuer nor any underlying asset constituent stock issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. Such issuer(s) have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of, and any amounts payable on, your Notes.

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The calculation agent can make adjustments that affect the payment to you at maturity - The calculation agent may adjust the amount payable at maturity by adjusting the share factor, trigger price and/or the final price for certain corporate events affecting the underlying asset, such as stock splits and stock dividends, and certain other actions involving the underlying asset. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying asset. If an event occurs that does not require the calculation agent to adjust the share factor and trigger price the market value of your Notes and the payment at maturity may be materially and adversely affected. In the case of common stock or American depositary receipts, following certain corporate events relating to the issuer of the underlying asset where the issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock or American depositary receipts of a successor to the underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such corporate event. Additionally, if the issuer of the underlying asset becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates or (iii) an underlying asset is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on the common stock or American depositary receipts issued by another company. In the case of an exchange traded fund, following a suspension from trading or if an exchange traded fund is discontinued, the amount you receive at maturity may be based on a share of another exchange traded fund.The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the sections "General Terms of the Securities -- Antidilution Adjustments for Securities Linked to an Underlying Asset or Equity Basket Asset" and " --Reorganization Events for Securities Linked to an Underlying Asset or Equity Basket Asset" in the accompanying product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay you an amount in cash equal to your principal amount, unless the final price of the underlying asset is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

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The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests –– The underlying equity may be an exchange traded fund, and although the trading characteristics and valuations of such underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

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Fluctuation of NAV –– The net asset value (the "NAV") of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

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Failure of the underlying equity to track the level of the underlying index –– The underlying equity may be an exchange traded fund. Such underlying equity may be designed and intended to track the level of a specific index (an "underlying index"), but various factors, including fees and other transaction costs, may prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity may not be equal to the performance of its underlying index.

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Potential UBS impact on the market price of the underlying asset - Trading or transactions by UBS or its affiliates in the underlying asset and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset may adversely affect the market price of the underlying asset and, therefore, the market value of, and any amounts payable on, your Notes.

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Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the underlying asset, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Notes. The calculation agent may also postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date and may make adjustments to the share factor, trigger price, the final price and/or the underlying asset itself for certain corporate events affecting the underlying asset. For more information, see the sections "General Terms of the Securities -- Antidilution Adjustments for Securities Linked to an Underlying Asset or Equity Basket Asset" and " -- Reorganization Events for Securities Linked to an Underlying Asset or Equity Basket Asset" in the accompanying product supplement. As UBS determines the economic terms of the Notes, including the coupon rate and trigger price, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

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Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates may publish research or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes, and which may be revised without notice. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may influence the value of the Notes.

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The Notes are not bank deposits - An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder - The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfil the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’s assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’s obligations under the Notes. Consequently, holders of Notes may lose all of some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

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Dealer incentives - UBS and its affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes which may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 2.0% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

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Uncertain tax treatment - Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the sections entitled "What are the Tax Consequences of the Notes?" herein and in the prospectus supplement and “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, and consult your tax advisor about your tax situation.

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The Securities are subject to risks associated Mortgage REITs - Mortgage REITs, which invest the majority of their assets in real estate mortgages, receive principal and interest payments from the owners of the mortgage properties and derive their income primarily from interest payments. Accordingly, Mortgage REITs are subject to the credit risk of the borrowers, which refers to the possibility that the borrower will be unable and/or unwilling to make timely interest payments and/or repay the principal on the loan to the Mortgage REIT when due. In the event of a default by a borrower, the Mortgage REIT may experience delays in enforcing its rights as a mortgagee and may incur substantial costs associated with protecting its investments. Mortgage REITs are subject to heavy cash flow dependency and, as a result, are particularly reliant on the proper functioning of the capital markets. Further, Mortgage REITs are dependent upon specialized management skills and their investments may not be diversified. Mortgage REITs are also subject to risks related to general and local economic conditions and the real estate market specifically, availability of mortgage funds, changes in interest rates, changes in property values, and borrower prepayment on underlying mortgage loans. In addition, a Mortgage REIT could fail to qualify for favorable tax or regulatory treatment.

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The Securities are subject to risks associated with the financial sector - The Financial Select Sector SPDR® Fund (the "XLF Fund") seeks to track the performance of the Financial Select Sector Index, which is comprised of the stocks of companies representing the financial sector of the S&P 500® Index. The XLF Fund may be subject to increased price volatility as its holdings are concentrated in a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. Financial services companies are subject to extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). Declining real estate values could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate.

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The XLF Fund utilizes a passive indexing investment approach - The XLF Fund is not managed according to traditional methods of "active" investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the XLF Fund, utilizing a "passive" or indexing investment approach, attempts to approximate the investment performance of the Financial Select Sector Index by investing in a portfolio of stocks that generally replicate such index. Therefore, unless a specific stock is removed from that index, the XLF Fund generally would not sell a stock because the stock's issuer was in financial trouble. In addition, the XLF Fund is subject to the risk that the investment strategy of the XLF Fund's investment adviser may not produce the intended results.

Information about the Underlying Asset

All disclosures regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

The underlying asset will be registered under the Securities Act of 1933, the Securities Exchange Act of 1934 (as amended, the "Exchange Act") and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying asset issuer can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The Financial Select Sector SPDR® Fund

"We have derived all information contained herein regarding The Financial Select Sector SPDR® Fund (the "XLF Fund") from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment adviser of the XLF Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLF Fund.

The XLF Fund is one of the separate investment portfolios (each, a "Select Sector SPDR Fund") that constitute The Select Sector SPDR® Trust (the "Trust"). Each Select Sector SPDR Fund is an "index fund" that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500® Index ("S&P 500"). The Select Sector Indices upon which the Select Sector SPDR Funds are based together comprise all of the companies in the S&P 500. The XLF Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index (the "target index").

In seeking to track the performance of the target index, the XLF Fund employs a replication strategy, which means that the XLF Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the XLF Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the target index.

The target index includes companies from the following industries: diversified financial services; insurance; banks; capital markets; mortgage real estate investment trusts ("Mortgage REITs"); consumer finance; thrifts and mortgage finance. The target index is one of the Select Sector Indices developed and maintained in accordance with the following criteria: (1) each of the component securities in a Select Sector Index is a constituent company of the S&P 500 and (2) each Select Sector Index is calculated by Standard & Poor's using a modified "market capitalization" methodology, which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the Internal Revenue Code of 1986, as amended.

As of March 31, 2017, ordinary operating expenses of the XLF Fund are expected to accrue at an annual rate of 0.14% of the XLF Fund's average daily net asset value. Expenses of the XLF Fund reduce the net value of the assets held by the XLF Fund and, therefore, reduce the value of each share of the XLF Fund. As of March 31, 2017, the XLF Fund's five largest company holdings include: Berkshire Hathaway Inc. Class B (10.85%), JPMorgan Chase & Co. (10.76%), Wells Fargo & Company (8.60%), Bank of America Corporation (8.11%) and Citigroup Inc. (5.68%).

As of the close of business on September 16, 2016 (the "Rebalance Date") the target index was reconstituted by eliminating the stocks of real estate management and development companies and real estate investment trusts ("REITs") (other than mortgage REITs) ("Real Estate Stocks") and to effectuate a corresponding change to its portfolio, the XLF Fund transferred Real Estate Stocks to The Real Estate Select Sector SPDR Fund (the "XLRE Fund") in exchange for shares of the XLRE Fund and, made an in-kind distribution of the XLRE Fund shares to shareholders of the XLF Fund such that, following the distribution, the XLF Fund continued to hold stocks included in the reconstituted target index in accordance with its principal investment strategy.

In making your investment decision you should review the prospectus related to the XLF Fund, dated January 31, 2017 (as amended May 1, 2017), filed by The Select Sector SPDR® Trust (the "XLF Fund Prospectus") available at:

January 31, 2017

sec.gov/Archives/edgar/data/1064641/000119312517021995/d281803d485bpos.htm

May 1, 2017

sec.gov/Archives/edgar/data/1064641/000119312517152121/d387698d497.htm

In addition, the XLF Fund Prospectus is available on the XLF Fund's website as indicated below. In making your investment decision you should pay particular attention to the sections of the XLF Fund Prospectus entitled "Principal Risks of Investing in the Fund" and "Additional Risk Information." UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLF Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

The XLF Fund's website is spdrs.com/product/fund.seam?ticker=XLF. Shares of the XLF Fund are listed on the NYSE Arca under ticker symbol "XLF."

Information filed by The Select Sector SPDR® Trust with the SEC can be found by reference to its SEC file numbers: 333-57791 and 811-08837.

"

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary terms supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing prices for XLF Fund's shares, based on daily closing prices on the primary exchange for XLF Fund. We obtained the closing prices below from Bloomberg Professional service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. XLF Fund's closing price on March 18, 2020 was $19.19. The actual initial price will be the closing price of XLF Fund's shares on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

04/01/2015	06/30/2015	$20.52	$19.56	$19.80

07/01/2015	09/30/2015	$20.77	$18.09	$18.40

10/01/2015	12/31/2015	$20.16	$18.41	$19.31

01/04/2016	03/31/2016	$19.05	$15.99	$18.28

04/01/2016	06/30/2016	$19.36	$17.42	$18.54

07/01/2016	09/30/2016	$19.95	$18.17	$19.30

10/03/2016	12/30/2016	$23.75	$19.21	$23.25

01/03/2017	03/31/2017	$25.24	$22.95	$23.73

04/03/2017	06/30/2017	$24.69	$22.90	$24.67

07/03/2017	09/29/2017	$25.86	$23.88	$25.86

10/02/2017	12/29/2017	$28.22	$26.05	$27.91

01/02/2018	03/29/2018	$30.17	$26.82	$27.57

04/02/2018	06/29/2018	$28.34	$26.36	$26.59

07/02/2018	09/28/2018	$28.98	$26.48	$27.58

10/01/2018	12/31/2018	$28.19	$22.31	$23.82

01/02/2019	03/29/2019	$26.90	$23.48	$25.71

04/01/2019	06/28/2019	$28.07	$26.01	$27.60

07/01/2019	09/30/2019	$28.69	$25.98	$28.00

10/01/2019	12/31/2019	$30.94	$26.78	$30.78

01/02/2020*	03/18/2020*	$31.17	$19.19	$19.19

* As of the date of this preliminary terms supplement, available information for the first calendar quarter of 2020 includes data for the period from January 2, 2020 through March 18, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2020.

The graph below illustrates the performance of XLF Fund's shares for the period indicated, based on information from Bloomberg. The solid line represents a hypothetical trigger price of $11.71, which is equal to 60.00% of an intra-day price on March 19, 2020. The actual trigger price will be based on the closing price of XLF Fund's shares on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

What are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in the prospectus supplement under “What are the Tax Consequences of the Notes?” and the accompanying product supplement under “Material U.S. Federal Income Tax Consequences — Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract” and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying asset. The terms of the Notes require (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component -- We intend to treat the debt component as having a term greater than one year, so that the amounts treated as interest on the debt component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income purposes. If, however, the debt component were treated as having a term of one year or less, amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest in income upon receipt of such interest.

Put Option component -- The put option component would generally not be taxed until taxable disposition or maturity of the Notes. At maturity, the put option component would be taxed as a short-term capital gain if the principal amount is repaid in cash. If the final price of the underlying asset is less than the trigger price on the final valuation date, the put option will be exercised at maturity and you will recognize short-term capital gain or loss equal to (i) the amount of cash received less (ii) the principal amount of your Notes less the total of the put option component of coupon payments received by you.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Coupon Rate (set when the trade is placed on the trade date)	Interest on Debt Component	Put Option Component
9.47% - 11.43% per annum	% per annum	% per annum

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract — Alternative Treatments” in the accompanying product supplement. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering the appropriate tax treatment of holders of certain types of structured notes. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance will ultimately result, if any, and whether such guidance will affect the tax treatment of the Notes.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences — Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse) or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax to an investment in the Notes.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. If you are a non-U.S. holder, subject to the discussion below regarding Section 871(m) of the Code and “FATCA,” you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the Notes are not “delta-one” with respect to the underlying asset or any U.S. underlying constituent, our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset, the underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying asset, the underlying constituents or the Notes. If you enter, or have entered, into other transactions in respect of the underlying asset, the underlying constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes (including possible alternative treatments and the issues presented by Notice 2008-2) arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of the final terms supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final terms supplement.

Conflicts of Interest - Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a "conflict of interest" in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation - The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 1 month after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this preliminary terms supplement.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary terms supplement, the accompanying prospectus supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary terms supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Terms Supplement
Indicative Terms	1
Additional Information About UBS and the Notes	3
Key Risks	4
Information About the Underlying Asset	7
The Financial Select Sector SPDR® Fund	7
What are the Tax Consequences of the Notes?	9
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	11

Prospectus Supplement
Investment Description	i
Features	i
Note Offering	i
Additional Information About UBS and the Notes	ii
Investor Suitability	1
Summary Terms	2
Investment Timeline	2
What are the Tax Consequences of the Notes ?	3
Key Risks	6
Hypothetical Examples and Return Table	11
Information About the Underlying Asset	14
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	14
Annex A – Form of Final Terms Supplement	A-2
Annex B – UBS Equity Investor - Investment Guide	B-2

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-3
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
The Tax Consequences of an Investment in the Securities is Uncertain	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-9
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-28
The Securities are Part of a Series	PS-28
Denomination	PS-28
Coupons	PS-29
Early Redemption	PS-29
Payment at Maturity for Securities	PS-30
Defined Terms Relating to Payment on the Securities	PS-30
Valuation Dates	PS-32
Valuation Periods	PS-33
Payment Dates	PS-33
Closing Level	PS-33
Intraday Level	PS-34
Market Disruption Events	PS-35
Discontinuance of or Adjustments to an Underlying Index; Alteration of Method of Calculation	PS-39
Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-39
Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-43
Delisting or Suspension of Trading in an Underlying Equity	PS-46
Delisting of ADRs or Termination of ADR Facility	PS-46
Delisting, Discontinuance or Modification of an ETF	PS-47
Redemption Price Upon Optional Tax Redemption	PS-48
Default Amount on Acceleration	PS-48
Default Amount	PS-48
Default Quotation Period	PS-49
Qualified Financial Institutions	PS-49
Manner of Payment and Delivery	PS-49
Regular Record Dates for Coupons	PS-49
Trading Day	PS-49
Business Day	PS-49
Role of Calculation Agent	PS-50
Booking Branch	PS-50
Use of Proceeds and Hedging	PS-51
Material U.S. Federal Income Tax Consequences	PS-52
Certain ERISA Considerations	PS-74
Supplemental Plan of Distribution (Conflict of Interest)	PS-75

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$ •

UBS AG Trigger Yield

Optimization Notes

due on or about March 24, 2021

Preliminary Terms Supplement dated March 19, 2020

(To Prospectus Supplement dated November 1, 2018,

Product Supplement dated October 31, 2018 and

Prospectus dated October 31, 2018)

UBS Investment Bank

UBS Financial Services Inc.